                           STOCK TRANSFER AGREEMENT

     THIS STOCK TRANSFER AGREEMENT is entered into as of January 12, 1998, by and between LOMBARD ODIER & CIE (the "PURCHASER"), CHIRON CORPORATION ("CHIRON") and, in regards to Section 3 only, ONYX PHARMACEUTICALS, INC. (the "COMPANY").

                                   RECITALS

     WHEREAS, the Purchaser is participating in a private placement by the Company pursuant to the Stock Purchase Agreement dated January 12, 1998 (the "Purchase Agreement").

     WHEREAS, Chiron owns 280,701 shares of the Common Stock (the "Shares") of the Company and;

     WHEREAS, the Purchaser desires to purchase the Shares from Chiron and Chiron desires to sell the Shares to the Purchaser, on the terms set forth herein.

                                   AGREEMENT

     The Purchaser, the Company (with regard to Section 3 only) and Chiron, intending to be legally bound, agree as follows:

     SECTION 1.     SALE AND PURCHASE OF SHARES

     1.1 SALE AND PURCHASE OF THE SHARES. At the Closing (as defined below), Chiron shall sell, assign, transfer and deliver to Purchaser and Purchaser agrees to purchase from Chiron the Shares at a purchase price of $7.125 per share, on the terms and subject to the conditions set forth in this Agreement.

     1.2 PURCHASE PRICE. The aggregate purchase price payable by the Purchaser for the Shares (the "Purchase Price") shall be $1,999,994.63 delivered to Chiron upon the Closing Date by wire transfer of immediately available funds.

     1.3  CLOSING.

          (a) The closing of the sale of the Shares to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306 on January 12, 1998 (the "Closing Date").

          (b)  At the Closing:

                   (i) the Purchaser shall pay to Purchase Price as contemplated by Section 1.2;

                   (ii) Chiron shall deliver to the Company's transfer agent prior to Closing the stock certificates representing the Shares and executed stock powers assigning the Shares to the Purchaser and promptly following the Closing, but in no event later than three days following the Closing, Chiron shall deliver to Purchaser stock certificates representing the Shares registered in the name of Purchaser, or in such nominee name(s) as designated by such Purchaser.

     1.4 ASSIGNMENT OF REGISTRATION RIGHTS. Chiron hereby assigns its registration rights under Sections 6, 7, 8 and 9 of that certain Amended and Restated Information and Registration Rights Agreement, as amended (the "Registration Agreement") to the Purchaser pursuant to Section 19 of the Registration Agreement, but only with respect to the Shares. Chiron shall retain all registration rights under the Registration Agreement with respect to the remaining shares of Common Stock of the Company owned by Chiron.

     SECTION 2.     REPRESENTATIONS AND WARRANTIES OF CHIRON

     Chiron represents and warrants to Purchaser as follows:

     2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all licenses, permits and authorizations to conduct its business as it is currently being conducted and as it is presently proposed to be conducted.

     2.2  AUTHORIZATION; DUE EXECUTION; BINDING OBLIGATIONS.

          (a) Chiron has full power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all action of Chiron necessary for such execution, delivery and performance has been duly taken.

          (b) Chiron's execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate and stockholder action by Chiron and its stockholders, respectively. Upon the execution and delivery by Chiron, and assuming the valid execution and delivery of this Agreement by each of the Purchaser and the Company, this Agreement will constitute a valid and binding obligation of Chiron, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including specific performance.

     2.3 TITLE TO THE SHARES. Chiron is the owner, beneficially and of record, of the Shares, free and clear of any liens, encumbrances, security agreements, equities, options, claims, charges or restrictions, and effective with the Closing, Chiron's entire right, title and interest in and to the Shares shall have been conveyed to the Purchaser.

     2.4 NO CONSENT REQUIRED. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Chiron is a party or to which Chiron is subject that is required to be obtained by Chiron for the execution, delivery or performance by Chiron of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby, assuming the accuracy of Purchaser's representations and warranties in Section 4.3.

     2.5 NO CONFLICTS. Chiron's execution, delivery and performance of this Agreement will not violate, conflict with, result in a breach of or constitute (upon notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature, upon any properties or assets of Chiron under any (a) law, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court or arbitrator to which Chiron is subject, (b) Chiron's Amended and Restated Certificate of Incorporation or Bylaws of Chiron or (c) any provision of any material indenture, mortgage, agreement, contract or other material instrument to which Chiron is a party or by which Chiron or any of its properties or assets is bound as of the date hereof.

     SECTION 3.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

     Subject to and except as set forth on the Schedule of Exceptions which is arranged in Sections corresponding to the sub-section numbered provisions contained below in this Section and except as described in the SEC Reports, the Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

     3.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all licenses, permits and authorizations to conduct its business as it is currently being conducted and as it is presently proposed to be conducted. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, assets, liabilities, operations, financial condition or prospects.

     3.2  SEC REPORTS.

          (a) Since January 1, 1997, the Company has filed with the Securities and Exchange Commission (the "SEC") all reports ("SEC Reports") required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of the SEC Reports filed by the Company comply in all material respects with the requirements of the Exchange Act. None of the SEC Reports contains, as of the respective dates thereof, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated ("GAAP"). Each balance sheet presents fairly in accordance with GAAP the financial position of the Company as of the date of such balance sheet, and each statement of operations, of stockholders' equity and of cash flows presents fairly in accordance with GAAP the results of operations, the stockholders' equity and the cash flows of the Company for the periods then ended.

          (b)  The Company has delivered to the Purchaser the following SEC
Reports:

                   (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (without exhibits);

                    (ii) the Company's Quarterly Reports on Form 10-Q as filed with the SEC for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (without exhibits);

                    (iii) the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders.

          (c) No event has occurred since January 1, 1997, requiring the filing of an SEC Report that has not heretofore been filed and furnished to the Purchaser (including, without limitation, any amendment to any such SEC Report).

     3.3 NO MATERIAL CHANGE. As of the date hereof, there has been no material adverse change in the business, assets, liabilities, financial condition, operations or prospects of the Company since September 30, 1997, except that the Company continues to incur losses as described in the SEC Reports.

     3.4 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, $.001 par value, of which 9,854,018 such shares were issued and outstanding as of January 9, 1998 and
(ii) 5,000,000 shares of preferred stock, $.001 par value, of which no shares are issued and outstanding on the date hereof. As of the date hereof, the Company has no intention to issue any shares of such Preferred Stock. Except as contemplated by this Agreement, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire, or prepare and file with the SEC any registration statement to register under the Securities Act of 1933, as amended (the "Securities Act") with respect to, any such shares of capital stock or other equity interests.

     3.5 NASDAQ NATIONAL MARKET. The Company's Common Stock is listed on the Nasdaq National Market, and there are no proceedings to revoke or suspend such listing.

     3.6 ABSENCE OF LITIGATION. There is no action, suit, proceeding or investigation pending or, to the Company's best knowledge, that has been filed, commenced or threatened, by or before any governmental agency, court or arbitrator against the Company which might result either individually or in the aggregate, in any material adverse change in the business, assets, liabilities, financial condition, operations or prospects of the Company (including, without limitation, any such action, suit, proceeding or investigation that questions the validity of this Agreement or the issuance of the Shares thereunder).

     3.7 INTANGIBLE RIGHTS. To the Company's best knowledge, the Company owns or has the right to use pursuant to valid and enforceable licenses, sublicenses, agreements or permissions, all Intangible Rights (as defined below) that are necessary or desirable for the conduct of the business of the Company as it is currently being conducted and as it is presently proposed to be conducted, and no claims adverse to the interests of the Company are pending or, to the best knowledge of the Company, have been threatened or otherwise asserted with respect to the Company's ownership or use of any such Intangible Rights. To the Company's best knowledge, the Company is not infringing any Intangible Right owned or used by any third party nor, to the Company's best knowledge, is any third party infringing any Intangible Right owned or used by the Company. For purposes of this Agreement, the term "Intangible Rights" means (i) all inventions (whether patentable or unpatentable, and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, all applications, registrations and renewals in connection therewith, (iii) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, supplier lists, and business and marketing plans and proposals), (iv) all computer software (including, data and related documentation), (v) all other proprietary rights and (vi) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

     3.8 LEGAL COMPLIANCE. The Company has not violated any applicable laws (including, without limitation, all rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) in respect of the conduct of its business or the ownership of its properties which violation would (either individually or in the aggregate) materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

     3.9 CERTAIN AGREEMENTS. All of the collaborative agreements, research and development agreements, licensing agreements and other agreements with corporate partners and governmental or educational entities that have been previously disclosed by the Company in the SEC Reports referred to in paragraph
(b) of Section 4.5 hereof are valid and enforceable obligations of the Company and, to the Company's best knowledge, the other parties thereto. Except for breaches and defaults that would not, singly or in the aggregate, have a material adverse effect on the Company or its assets, liabilities, operations, financial condition, business or prospects, the Company is not in breach or default under any such contracts or agreements nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default on the Company's part thereunder. To the Company's best knowledge, none of the other parties to such contracts or agreements is in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default on such other parties' part.

     3.10 REGISTRATION. The Company acknowledges and agrees that the execution and delivery of this Agreement by the Purchaser constitutes the Purchaser's notice pursuant to its rights under the Registration Agreement to have the Shares registered under the Registration Statement (as defined in the Purchase Agreement).

    SECTION 4.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants, to and for the benefit of Chiron, as follows:

     4.1  AUTHORITY, APPROVAL AND ENFORCEABILITY.

          (a) Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all action of Purchaser necessary for such execution, delivery and performance has been duly taken.

          (b) Purchaser's execution, delivery and performance of this Agreement have been duly authorized by all requisite action by Purchaser, respectively. Upon the execution and delivery by Purchaser, and assuming the valid execution and delivery of this Agreement by each of the Purchaser and the Company, this Agreement will constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including specific performance.

     4.2 NO CONSENT REQUIRED. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Purchaser is a party or to which Purchaser is subject that is required for the execution, delivery or performance by Purchaser of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby.

     4.3 INVESTMENT REPRESENTATIONS. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and shall continue to bear the Securities Act legend. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

          (a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.
Purchaser understands that the Company has no present intention of registering the Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Company to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

          (b) ACCREDITED INVESTOR. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          (c) COMPANY INFORMATION. Purchaser is familiar with the Company's business, management, financial affairs, operations and facilities.

          (d) RULE 144. Purchaser acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

     SECTION 5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company, Chiron, and Purchaser herein shall survive the execution of this Agreement and the sale to the Purchaser of the Shares and shall terminate upon the subsequent transfer of the Shares.

     SECTION 6. CONDITIONS TO CHIRON'S OBLIGATIONS AT THE CLOSING. Chiron's obligation to complete the sale and issuance of the Shares at Closing shall be subject to the following conditions to the extent not waived by Chiron:

     6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

     6.2 COVENANTS PERFORMED. All covenants, agreements and conditions contained herein to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

     6.3 QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are binding upon the Purchaser and that are required in connection with the lawful sale of the Shares at such Closing pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the date of such Closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of Chiron, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of such Closing, the sale of the Shares to be purchased and sold at such Closing shall be legally permitted by all laws and regulations to which the Purchaser and Chiron are subject.

     SECTION 7. CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE CLOSING. Purchaser's obligation to purchase the Shares at the Closing thereby shall be subject to the following conditions to the extent not waived by the Purchaser:

     7.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof and by Chiron in Section 2 hereof shall be true and correct when made, and shall be true and correct as of the Closing Date.

     7.2 COVENANTS PERFORMED. All covenants, agreements and conditions contained herein to be performed by the Company and Chiron shall have been performed or complied with in all material respects.

     7.3 QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are binding upon Chiron and that are required in connection with the lawful sale of the Shares at such Closing pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of Chiron, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and Chiron are subject.

     7.4 CLOSING OF PRIVATE PLACEMENT. The private placement by the Company of 1,403,508 shares of its Common Stock pursuant to the Purchase Agreement shall have closed.

     7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, assets, liabilities, operations or financial condition of the Company since the date of this Agreement.

     7.6 NO LITIGATION. Since the date of this Agreement, no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing or the performance by the Company of any of its obligations hereunder, shall have been instituted before any governmental agency, court or arbitrator and shall be pending.

     SECTION 8.     MISCELLANEOUS PROVISIONS

     8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

     8.2 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     8.3 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach, default or noncompliance under this Agreement or any waiver of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

     8.4 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next business day following receipt of telex or telecopy transmission, or upon the third day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth on the signature page.

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.4 for the giving of notice.

     8.5 ASSIGNMENT: BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.
The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     8.7 EXPENSES. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby including any broker's fees for which they are responsible.

     8.8 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     8.9 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     8.10 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AND DELIVERED AS OF JANUARY 12, 1998.

"CHIRON":                         CHIRON CORPORATION

                                  BY: /s/ James Kent
                                     -------------------------------------
                                  TITLE:  Vice President and Treasurer
                                        ----------------------------------

"PURCHASER":                      LOMBARD ODIER & CIE


                                  BY: /s/ Daniel Malfani
                                     -------------------------------------
                                  TITLE:  Assistant Vice President
                                        ----------------------------------

                                  BY: /s/ Rene-Alain Walthert
                                     -------------------------------------
                                  TITLE:  Assistant Manager
                                        ----------------------------------

"COMPANY"                         ONYX PHARMACEUTICALS, INC.


                                  BY: /s/ Hollings C. Renton
                                       -------------------------------------
                                  TITLE:   President and Chief Executive Officer
                                        ----------------------------------

                                       11